Exhibit 99.2

Contact:	Uzi Sasson
Chief Financial Officer
IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054
(408) 982-0700
IXYS Corporation to Offer $60 Million of Convertible Senior Notes
SANTA CLARA, Calif., June 25, 2007 (PR NEWSWIRE) — IXYS Corporation (NASDAQ: IXYS) today announced its intention to offer, subject to market and other conditions, $60 million in aggregate principal amount of Convertible Senior Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The interest rate, conversion price and other terms of the notes will be determined by negotiations between IXYS and the initial purchaser of the notes. IXYS expects to grant to the initial purchasers a 13-day option to purchase up to $15 million aggregate principal amount of additional notes to cover over-allotments.
IXYS expects to use a portion of the net proceeds of the offering to repurchase approximately $20 to $30 million of shares of IXYS common stock concurrently with the offering of the notes,subject to market conditions and other factors. IXYS expects to use the remaining net proceeds for general corporate purposes, which may include acquisitions.
This press release is neither an offer to sell or a solicitation of an offer to buy securities nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a private offering circular. The notes and IXYS common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that IXYS may be unable to complete the offering. Other information on potential risk factors that could affect IXYS, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in IXYS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the SEC on June 14, 2007.